Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contacts:

Brian K. Finneran

President

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings

for the Third Calendar Quarter and Fiscal Year 2022

and Declares $0.10 Quarterly Cash Dividend

Third Calendar Quarter and Fiscal Year Performance Highlights

●	Net Income: Net income for the quarter ended September 30, 2022 totaled $5.8 million or $0.79 per diluted common share, versus $7.1 million or $1.25 per diluted common share in the same period a year ago. Excluding the impact of net purchase accounting accretion, the Company’s net income was $5.4 million or $0.74 per diluted common share in the quarter ended September 30, 2022 versus net income of $4.4 million or $0.79 per diluted common share in the comparable 2021 quarter. In connection with the Company’s initial public offering in May 2022, average common shares outstanding increased to 7,287,622 in the 2022 period from 5,559,818 in the comparable period of 2021. The Company recorded net income for the fiscal year ended September 30, 2022 of $23.6 million or $3.68 per diluted common share, compared to $10.9 million or $2.28 per diluted common share in the comparable 2021 fiscal year. The Company recorded adjusted (non-GAAP) net income (primarily excluding merger-related charges) of $23.8 million or $3.71 per diluted common share for the fiscal year ended September 30, 2022, versus adjusted (non-GAAP) net income of $14.4 million or $3.02 per diluted common share in the comparable 2021 fiscal year.
●	Pre-Provision Net Revenue: Pre-provision net revenue was $9.6 million or 2.28% of average assets for the quarter ended September 30, 2022 versus $9.9 million or 2.64% of average assets in the comparable 2021 quarter and $7.9 million or 2.09% of average assets in the prior linked quarter of 2022.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per common share cash dividend payable on November 15, 2022 to stockholders of record on November 8, 2022.
●	Financial Performance Metrics: Returns on average total assets and average stockholders’ equity were 1.39% and 13.45%, respectively, in the quarter ended September 30, 2022, versus 1.88% and 23.45% in the comparable 2021 period. Adjusted (non-GAAP) returns on average total assets and average stockholders’ equity (primarily excluding merger-related charges) were 1.39% and 13.45%, respectively, in the quarter ended September 30, 2022, versus 1.92% and 23.95% in the comparable 2021 period. The Company’s return on average tangible common equity was 15.18% in the quarter ended September 30, 2022.

●	Net Interest Income: Net interest income was $16.4 million for the quarter ended September 30, 2022, an increase of $291 thousand, or 1.8%, versus the comparable 2021 quarter, and an increase of $1.6 million, or 10.8% versus the prior linked quarter of 2022.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended September 30, 2022 was 4.04% versus 4.05% in the quarter ended June 30, 2022 and 4.51% in the quarter ended September 30, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.93% in the quarter ended September 30, 2022, 3.94% in the quarter ended June 30, 2022 and 3.76% in the quarter ended September 30, 2021.
●	Balance Sheet: Assets totaled $1.84 billion at September 30, 2022 versus $1.61 billion at June 30, 2022 and $1.48 billion at September 30, 2021.
●	Capital Strength: The Bank’s Tier 1 leverage ratio was 10.90% and its Total Risk-Based capital ratio was 16.32% at September 30, 2022, each significantly above the regulatory minimums for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 8.41% at September 30, 2022, 9.29% at June 30, 2022, and 7.02% at September 30, 2021.
●	Tangible Book Value Per Share: Tangible book value per common share increased to $21.00 at September 30, 2022 from $20.26 at June 30, 2022 and $18.49 at September 30, 2021.
●	Strong Lending Activity: On a linked quarter basis, the Company exhibited net loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $217.9 million, a 62.5% increase on an annualized basis. At September 30, 2022, the Company’s loan pipeline was approximately $315 million.

Mineola, NY – October 26, 2022 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported significant performance achievements for the quarter ended September 30, 2022 highlighted by strong loan growth in addition to record levels of assets, loans, deposits, net interest income and tangible book value per common share. Further, the Company’s Board of Directors approved the payment of a $0.10 per common share cash dividend payable on November 15, 2022 to stockholders of record on November 8, 2022. This is the Company’s fourth consecutive cash dividend.

Earnings Summary for the Quarter Ended September 30, 2022

The Company reported net income for the quarter ended September 30, 2022 of $5.8 million or $0.79 per diluted common share, versus $7.1 million or $1.25 per diluted common share in the comparable year ago period, representing a decrease of $1.2 million or 17.5%. Excluding the impact of net purchase accounting accretion, the Company’s net income was $5.4 million or $0.74 per diluted common share in the quarter ended September 30, 2022 versus net income of $4.4 million or $0.79 per diluted common share in the comparable 2021 period. Returns on average assets and average stockholders’ equity were 1.39% and 13.45%, respectively, in the quarter ended September 30, 2022, versus 1.88% and 23.45% in the comparable 2021 quarter. Adjusted (non-GAAP) returns on average total assets and average stockholders’ equity were 1.39% and 13.45%, respectively, in the quarter ended September 30, 2022, versus 1.92% and 23.95% in the comparable 2021 period.

The decline in net income recorded in the third calendar quarter of 2022 versus the comparable 2021 quarter resulted primarily from an increase in the provision for loan losses expense due to growth in the loan portfolio in the third calendar quarter of 2022, an increase in other operating expenses and a decrease in purchase accounting accretion.

Earnings Summary for the Fiscal Year Ended September 30, 2022

For the fiscal year ended September 30, 2022, the Company reported net income of $23.6 million or $3.68 per diluted common share versus $10.9 million or $2.28 per diluted common share a year ago. The Company recorded adjusted (non-GAAP) net income (primarily excluding merger-related charges) of $23.8 million or $3.71 per diluted common share for the fiscal year ended September 30, 2022, versus adjusted (non-GAAP) net income of $14.4 million or $3.02 per diluted common share in the comparable 2021 fiscal year.

The improved level of earnings in 2022 resulted from a $19.5 million or 46.9% increase in net interest income, principally due to growth in average interest-earning assets of $416.8 million coupled with a 21 basis point widening of the Company’s net interest margin to 4.18% in the fiscal year ended September 30, 2022, and a $5.5 million increase in non-interest income, primarily from gains on the sale of loans held for sale and loan servicing and fee income. Partially offsetting these positive factors was a $3.5 million increase in the provision for loan losses expense due to growth in the loan portfolio, and a $5.2 million increase in total operating expenses, principally resulting from growth in compensation and benefits related to increased headcount. The increase in headcount has resulted from several factors including organic growth, the need to create the infrastructure required for a public reporting company, the opportunistic addition of experienced executives to implement new product initiatives such as expanded commercial real estate and commercial and industrial lending, and an increase in personnel from the May 2021 acquisition of Savoy. The effective tax rate was 22.8% in each of 2022 and 2021.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We again demonstrated solid operating results across the board during the third calendar quarter of 2022 - our second as a publicly traded company. Strong organic growth in loans and deposits yielded net income of $5.8 million, earnings per diluted common share of $0.79, and returns on average assets and average stockholders’ equity of 1.39% and 13.45%, respectively, and most importantly, continued growth in tangible book value per common share to $21.00 during the quarter ended September 30, 2022, an increase of 13.6% versus the comparable 2021 date. Our operating efficiency ratio during the quarter was 48.0%, an excellent ratio for a high-growth company. These financial performance metrics place us in the upper echelon of our community bank peer group. We have shown that we possess the ability to build our earning asset base across multiple highly profitable operating verticals funded by strong deposit generating businesses. We are confident that our Freehold branch and our planned Hauppauge location, projected to open in the first quarter of 2023, will each meaningfully contribute to future commercial and industrial and SBA loan growth and low-cost core deposit expansion.”

Balance Sheet Highlights

Total assets at September 30, 2022 were $1.84 billion versus $1.48 billion at September 30, 2021. Total deposits at September 30, 2022 increased to $1.53 billion compared to $1.16 billion at September 30, 2021, the result of growth in core deposits (Demand, N.O.W., Savings and Money Market) of $402.2 million (51.1%) from September 30, 2021.

The Company had $416.9 million in total municipal deposits at September 30, 2022, at a weighted average rate of 1.19% versus $350.5 million at September 30, 2021. The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace. This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs significantly lower than both consumer deposits and market-based borrowings.

Total borrowings at September 30, 2022 were $101.8 million with a weighted average rate and term of 2.29% and 11 months, respectively. At September 30, 2022, the Bank had $37.8 million of term FHLB advances outstanding versus $42.0 million at September 30, 2021. At September 30, 2022, the Company had $55.0 million in FHLB overnight borrowings outstanding at a rate of 3.29%. There were no overnight borrowings outstanding at September 30, 2021. The Company’s Paycheck Protection Program Liquidity Facility advances declined to $9.0 million at September 30, 2022, versus $117.7 million at the comparable 2021 date, as the Company’s PPP loans were forgiven or repaid. The Company also had $183.6 million in additional borrowing capacity from the FHLB at September 30, 2022, and $65 million in Federal funds lines of credit available from correspondent banks.

Stockholders’ equity increased to $172.6 million at September 30, 2022 from $122.5 million at September 30, 2021, resulting in an increase in tangible book value per share over the past twelve months to $21.00 at September 30, 2022 from $18.49 at the comparable 2021 date. This increase was primarily due to a $27.7 million increase in common stock and surplus from the net proceeds from the public offering of our common stock in May 2022, coupled with net income earned during fiscal year 2022. Common shares outstanding were 7,285,648 and 5,563,426 at September 30, 2022, and 2021, respectively.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth, excluding PPP loans, of $217.9 million, a 62.5% increase on an annualized basis. For the twelve months ended September 30, 2022, the Bank’s loan portfolio grew to $1.62 billion. Year over year growth was concentrated primarily in multi-family, commercial real estate and residential loans. At September 30, 2022, the Company’s residential loan portfolio (including home equity) amounted to $516.3 million, with an average loan balance of $484 thousand and a weighted average loan-to-value ratio of 56%. Commercial real estate and multifamily loans totaled $1.06 billion at September 30, 2022, with an average loan balance of $1.45 million and a weighted average loan-to-value ratio of 61%. The Company’s commercial real estate concentration ratio was 453% of capital at September 30, 2022 versus 355% of capital at September 30, 2021. At September 30, 2022, the Company’s loan pipeline was approximately $315 million.

Historically, the Bank has generated additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. With respect to the Bank’s current residential growth strategy, management expects to originate more loans to retain in its portfolio as opposed to selling into the secondary market due to the continued projected increase in interest rates. Accordingly, we continue to expect a decrease in secondary market sales on a year-over-year basis in the current interest rate environment. During the quarter ended September 30, 2022, the Company sold $19.3 million in SBA loans and recorded gains on the sale of loans held-for-sale of $1.2 million. The Company recorded gains of $619 thousand on the sale of performing residential and SBA loans in the quarter ended September 30, 2021.

During the third calendar quarter of 2022, the Bank recorded a provision for loan losses expense of $2.1 million. The September 30, 2022, allowance for loan losses balance was $12.8 million versus $8.6 million at September 30, 2021. The allowance for loan losses as a percent of total loans was 0.79% at September 30, 2022 versus 0.69% at September 30, 2021. The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 0.94% at September 30, 2022. At September 30, 2022, non-performing loans totaled $13.5 million of which $9.7 million represented legacy Savoy originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA. The remaining $3.8 million of non-performing loans represent primarily Hanover originated residential credits with a weighted average loan-to-value ratio of 55%.

Net Interest Margin

The Bank’s net interest margin was 4.04% during the third calendar quarter of 2022 versus 4.51% in the comparable 2021 quarter and 4.05% in the linked 2022 quarter. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.93% and 3.76% in the quarters ended September 30, 2022, and 2021, respectively, and 3.94% in the linked 2022 quarter.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was 48.0% in the third calendar quarter of 2022 versus 44.6% a year ago. Excluding merger-related charges in each year, these ratios were 48.0% and 43.5%, respectively, in the quarters ended September 30, 2022, and 2021.

Expansion into Suffolk County, Long Island

The Company’s recently announced plans to expand its geographic footprint with the opening of an office at 410 Motor Parkway, Hauppauge, New York, continues to move forward. Hanover plans to build its lending and support teams in Hauppauge with local banking talent and operate a full-service, high-tech branch. Lending and support staff have already joined the Company in anticipation of the opening of this flagship location. The Bank expects this site to be fully operational in late first calendar quarter of 2023.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods. While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income, adjusted net interest income, adjusted net interest margin, and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	September 30,	June 30,	September 30,
	2022	2022	2021
Assets
Cash and cash equivalents	$149,947	$133,974	$166,544
Securities-available for sale, at fair value	12,285	6,740	7,747
Investments-held to maturity	4,414	4,509	8,611

Loans, net of deferred loan fees and costs	1,623,531	1,415,777	1,247,125
Less: allowance for loan losses	(12,844)	(10,886)	(8,552)
Loans, net	1,610,687	1,404,891	1,238,573

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,462	14,691	15,003
Other assets	29,095	25,784	28,995
Assets	$1,840,058	$1,609,757	$1,484,641

Liabilities and stockholders’ equity
Core deposits	$1,189,033	$1,051,277	$786,826
Time deposits	339,073	298,272	377,836
Total deposits	1,528,106	1,349,549	1,164,662

Borrowings	101,752	56,963	159,642
Subordinated debentures	24,568	24,554	24,513
Other liabilities	13,048	11,300	13,295
Liabilities	1,667,474	1,442,366	1,362,112

Stockholders’ equity	172,584	167,391	122,529
Liabilities and stockholders’ equity	$1,840,058	$1,609,757	$1,484,641

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Interest income	$19,613	$17,760	$68,429	$48,675
Interest expense	3,191	1,629	7,175	6,967
Net interest income	16,422	16,131	61,254	41,708
Provision for loan losses	2,050	700	4,450	1,000
Net interest income after provision for loan losses	14,372	15,431	56,804	40,708

Loan servicing and fee income	681	584	2,885	1,207
Service charges on deposit accounts	63	61	232	127
Gain on sale of loans held-for-sale	1,227	619	5,143	1,307
Gain on sale of investments	—	—	105	240
Other operating income	24	457	507	468
Non-interest income	1,995	1,721	8,872	3,349

Compensation and benefits	4,265	4,463	19,665	14,761
Occupancy and equipment	1,457	1,298	5,633	4,978
Data processing	496	346	1,629	1,280
Marketing and advertising	50	33	348	118
Acquisition costs	—	197	250	4,430
Professional fees	850	616	2,568	1,706
Other operating expenses	1,713	1,005	5,088	2,732
Non-interest expense	8,831	7,958	35,181	30,005

Income before income taxes	7,536	9,194	30,495	14,052
Income tax expense	1,712	2,138	6,939	3,201

Net income	$5,824	$7,056	$23,556	$10,851

Earnings per common share ("EPS"):
Basic	$0.80	$1.27	$3.74	$2.32
Diluted	$0.79	$1.25	$3.68	$2.28

Average common shares outstanding for basic EPS	7,287,622	5,559,818	6,302,328	4,669,009
Average common shares outstanding for diluted EPS	7,380,638	5,649,048	6,395,305	4,758,669

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Interest income	$19,613	$16,259	$15,941	$16,616	$17,760
Interest expense	3,191	1,439	1,197	1,347	1,629
Net interest income	16,422	14,820	14,744	15,269	16,131
Provision for loan losses	2,050	1,000	500	900	700
Net interest income after provision for loan losses	14,372	13,820	14,244	14,369	15,431

Loan servicing and fee income	681	779	734	690	584
Service charges on deposit accounts	63	60	46	63	61
Gain on sale of loans held-for-sale	1,227	849	1,575	1,492	619
Gain on sale of investments	—	—	105	—	—
Other operating income	24	140	212	130	457
Non-interest income	1,995	1,828	2,672	2,375	1,721

Compensation and benefits	4,265	4,843	5,618	4,939	4,463
Occupancy and equipment	1,457	1,394	1,370	1,413	1,298
Data processing	496	374	392	366	346
Marketing and advertising	50	112	153	33	33
Acquisition costs	—	250	—	—	197
Professional fees	850	579	640	499	616
Other operating expenses	1,713	1,178	1,184	1,014	1,005
Non-interest expense	8,831	8,730	9,357	8,264	7,958

Income before income taxes	7,536	6,918	7,559	8,480	9,194
Income tax expense	1,712	1,585	1,699	1,943	2,138

Net income	$5,824	$5,333	$5,860	$6,537	$7,056

Earnings per common share ("EPS"):
Basic	$0.80	$0.81	$1.02	$1.18	$1.27
Diluted	$0.79	$0.80	$1.00	$1.16	$1.25

Average common shares outstanding for basic EPS	7,287,622	6,596,505	5,753,513	5,562,939	5,559,818
Average common shares outstanding for diluted EPS	7,380,638	6,695,567	5,849,842	5,658,428	5,649,048

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
ADJUSTED NET INCOME:
Net income, as reported	$5,824	$7,056	$23,556	$10,851
Adjustments:
Merger-related expenses	—	197	250	4,430
Debt extinguishment charges	—	—	—	54
Total adjustments, before income taxes	—	197	250	4,484
Adjustment for reported effective income tax rate	—	46	53	978
Total adjustments, after income taxes	—	151	197	3,506
Adjusted net income	$5,824	$7,207	$23,753	$14,357
Basic earnings per share - adjusted	$0.80	$1.30	$3.77	$3.07
Diluted earnings per share - adjusted	$0.79	$1.28	$3.71	$3.02

ADJUSTED NET INTEREST INCOME:
Net interest income, as reported	$16,422	$16,131	$61,254	$41,708
Adjustments:
Debt extinguishment charges	—	—	—	54
Adjusted net interest income	$16,422	$16,131	$61,254	$41,762

ADJUSTED NET INTEREST MARGIN:
Net interest margin, as reported	4.04%	4.51%	4.18%	3.97%
Adjustments:
Debt extinguishment charges	—	—%	—	0.01%
Adjusted net interest margin	4.04%	4.51%	4.18%	3.98%

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	47.95%	44.58%	50.25%	66.95%
Adjustments:
Merger-related expenses	—%	(1.10)%	(0.36)%	(9.87)%
Debt extinguishment charges	—	—	—	(0.08)%
Adjusted operating efficiency ratio	47.95%	43.48%	49.89%	57.00%

ADJUSTED RETURN ON AVERAGE ASSETS	1.39%	1.92%	1.56%	1.31%
ADJUSTED RETURN ON AVERAGE EQUITY	13.45%	23.95%	16.27%	15.26%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Year Ended
	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Profitability:
Return on average assets	1.39%	1.88%	1.55%	0.99%
Return on average equity	13.45%	23.45%	16.14%	11.53%
Return on average tangible equity	15.18%	27.76%	18.64%	12.56%
Pre-provision net revenue to average assets	2.28%	2.64%	2.30%	1.38%
Yield on average interest-earning assets	4.82%	4.97%	4.66%	4.63%
Cost of average interest-bearing liabilities	1.01%	0.55%	0.62%	0.81%
Net interest rate spread (1)	3.81%	4.42%	4.04%	3.82%
Net interest margin (2)	4.04%	4.51%	4.18%	3.97%
Non-interest expense to average assets	2.10%	2.12%	2.31%	2.75%
Operating efficiency ratio (3)	47.95%	44.58%	50.25%	66.95%

Average balances:
Interest-earning assets	$1,613,481	$1,419,148	$1,467,079	$1,050,259
Interest-bearing liabilities	1,257,504	1,174,266	1,157,387	859,803
Loans	1,523,936	1,277,091	1,344,369	934,066
Deposits	1,407,629	1,128,956	1,256,976	843,009
Borrowings	74,725	225,929	106,895	145,334

(1)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Represents net interest income divided by average interest-earning assets.
(3)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Asset quality:
Provision for loan losses	$2,050	$1,000	$500	$900
Net (charge-offs)/recoveries	(92)	—	—	(66)
Allowance for loan losses	12,844	10,886	9,886	9,386
Allowance for loan losses to total loans (1)	0.79%	0.77%	0.77%	0.73%
Allowance for loan losses to originated loans (1)(5)	0.94%	1.00%	1.04%	1.08%
Non-performing loans (2)(3)(4)	$13,512	$13,729	$11,953	$8,616
Non-performing loans/total loans	0.83%	0.97%	0.93%	0.67%
Non-performing loans/total assets	0.73%	0.85%	0.81%	0.59%
Allowance for loan losses/non-performing loans	95.06%	79.29%	82.71%	108.94%

Capital (Bank only):
Tier 1 Capital	$178,340	$171,753	$139,959	$132,006
Tier 1 leverage ratio	10.90%	11.64%	10.06%	9.92%
Common equity tier 1 capital ratio	15.21%	16.27%	14.76%	14.44%
Tier 1 risk based capital ratio	15.21%	16.27%	14.76%	14.44%
Total risk based capital ratio	16.32%	17.32%	15.85%	15.52%

Equity data:
Common shares outstanding	7,285,648	7,296,624	5,829,569	5,562,799
Stockholders’ equity	$172,584	$167,391	$134,768	$129,379
Book value per common share	23.69	22.94	23.12	23.26
Tangible common equity	153,017	147,805	115,162	109,752
Tangible book value per common share	21.00	20.26	19.75	19.73
Tangible common equity (“TCE”) ratio	8.41%	9.29%	7.90%	7.63%

(1)	Calculation excludes loans held for sale.
(2)	Includes $1.2 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 9/30/22 and 6/30/22.
(3)	Includes $1.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 3/31/22.
(4)	Includes $2.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 12/31/21.
(5)	Calculation excludes acquired loans.

Note: Prior period information has been adjusted to conform to current period presentation

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited,dollars in thousands, except share data)

	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Loan distribution (1):
Residential mortgages	$488,692	$407,328	$400,686	$411,664
Multifamily	575,061	479,366	389,262	358,831
Commercial real estate	485,891	447,618	402,780	372,282
Commercial & industrial	46,285	56,932	72,501	109,718
Home equity	27,566	24,520	23,810	24,908
Consumer	36	13	2	31

Total loans	$1,623,531	$1,415,777	$1,289,041	$1,277,434

Sequential quarter growth rate	14.67%	9.83%	0.91%	2.43%

Loans sold during the quarter	$19,342	$9,490	$16,233	$35,212

Funding distribution:
Demand	$219,225	$220,357	$197,118	$190,723
N.O.W.	582,457	542,391	508,841	437,920
Savings	128,927	104,826	65,530	58,526
Money market	258,424	183,703	172,506	162,699
Total core deposits	1,189,033	1,051,277	943,995	849,868
Time	339,073	298,272	286,247	326,883
Total deposits	1,528,106	1,349,549	1,230,242	1,176,751
Borrowings	101,752	56,963	75,823	113,274
Subordinated debentures	24,568	24,554	24,541	24,504

Total funding sources	$1,654,426	$1,431,066	$1,330,606	$1,314,529

Sequential quarter growth rate - total deposits	13.23%	9.70%	4.55%	1.04%

Period-end core deposits/total deposits ratio	77.81%	77.90%	76.73%	72.22%

Period-end demand deposits/total deposits ratio	14.35%	16.33%	16.02%	16.21%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Tangible common equity
Total equity	$172,584	$167,391	$134,768	$129,379	$122,529
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(399)	(418)	(438)	(459)	(480)
Tangible common equity	$153,017	$147,805	$115,162	$109,752	$102,881

Tangible common equity (“TCE”) ratio
Tangible common equity	$153,017	$147,805	$115,162	$109,752	$102,881
Total assets	1,840,058	1,609,757	1,476,681	1,458,180	1,484,641
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(399)	(418)	(438)	(459)	(480)
Tangible assets	$1,820,491	$1,590,171	$1,457,075	$1,438,553	$1,464,993
TCE ratio	8.41%	9.29%	7.90%	7.63%	7.02%

Tangible book value per share
Tangible common equity	$153,017	$147,805	$115,162	$109,752	$102,881
Common shares outstanding	7,285,648	7,296,624	5,829,569	5,562,799	5,563,426
Tangible book value per share	$21.00	$20.26	$19.75	$19.73	$18.49

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended September 30, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,523,936	$19,033	4.96%	$1,277,091	$17,496	5.44%
Investment securities	13,171	126	3.80%	16,526	162	3.89%
Interest-earning cash	72,136	386	2.12%	120,080	47	0.16%
FHLB stock and other investments	4,238	68	6.37%	5,451	55	4.00%
Total interest-earning assets	1,613,481	19,613	4.82%	1,419,148	17,760	4.97%
Non interest-earning assets:
Cash and due from banks	9,945			18,494
Other assets	43,421			49,718
Total assets	$1,666,847			$1,487,360

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$863,551	$1,876	0.86%	$523,257	$360	0.27%
Time deposits	319,228	889	1.10%	425,080	693	0.65%
Total savings and time deposits	1,182,779	2,765	0.93%	948,337	1,053	0.44%
Borrowings	50,165	92	0.73%	201,425	249	0.49%
Subordinated debentures	24,560	334	5.40%	24,504	327	5.29%
Total interest-bearing liabilities	1,257,504	3,191	1.01%	1,174,266	1,629	0.55%
Demand deposits	224,850			180,619
Other liabilities	12,730			13,096
Total liabilities	1,495,084			1,367,981
Stockholders’ equity	171,763			119,379
Total liabilities & stockholders’ equity	$1,666,847			$1,487,360
Net interest rate spread			3.81%			4.42%
Net interest income/margin		$16,422	4.04%		$16,131	4.51%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Fiscal Years Ended September 30, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,344,369	$67,005	4.98%	$934,066	$47,685	5.11%
Investment securities	12,788	484	3.78%	16,845	685	4.07%
Interest-earning cash	105,474	742	0.70%	94,869	111	0.12%
FHLB stock and other investments	4,448	198	4.45%	4,479	194	4.33%
Total interest-earning assets	1,467,079	68,429	4.66%	1,050,259	48,675	4.63%
Non interest-earning assets:
Cash and due from banks	9,164			9,674
Other assets	46,131			33,001
Total assets	$1,522,374			$1,092,934

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$737,057	$3,166	0.43%	$333,996	$903	0.27%
Time deposits	313,435	2,209	0.70%	380,473	3,822	1.00%
Total savings and time deposits	1,050,492	5,375	0.51%	714,469	4,725	0.66%
Borrowings	82,362	469	0.57%	121,246	955	0.79%
Subordinated debentures	24,533	1,331	5.43%	24,088	1,287	5.34%
Total interest-bearing liabilities	1,157,387	7,175	0.62%	859,803	6,967	0.81%
Demand deposits	206,484			128,540
Other liabilities	12,526			10,519
Total liabilities	1,376,397			998,862
Stockholders’ equity	145,977			94,072
Total liabilities & stockholders’ equity	$1,522,374			$1,092,934
Net interest rate spread			4.04%			3.82%
Net interest income/margin		$61,254	4.18%		$41,708	3.97%